Exhibit (a)(5)(A)

BBX Capital, Inc. Announces Preliminary Results of Tender Offer

FORT LAUDERDALE, Florida – December 21, 2023 — BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) announced today the preliminary results of its cash tender offer to purchase up to 500,000 shares of its Class A Common Stock at a purchase price of $8.00 per share. The tender offer expired at 5:00 P.M., Eastern time, on Wednesday, December 20, 2023.

Based on the preliminary count by Equiniti Trust Company, LLC, the Depositary for the tender offer, a total of 737,134 shares of BBX Capital’s Class A Common Stock were properly tendered and not withdrawn. In accordance with the terms and conditions of the tender offer, including the Company’s right to accept the tender of additional shares up to an amount equal to two percent of the outstanding shares of the Company’s Class A Common Stock outstanding upon the commencement of the tender offer, the Company will purchase 726,043 shares in the tender offer. The aggregate price for these shares will be approximately $5.8 million, excluding fees and expenses relating to the tender offer. If more than 726,043 shares are tendered in the tender offer as is indicated by the preliminary count by the Depositary, BBX Capital will purchase the 726,043 shares from tendering shareholders on a pro rata basis in accordance with the terms and conditions of the tender offer. Based on the preliminary information provided by the Depositary, it is estimated that the proration factor for the tender offer will be approximately 98.5%. The shares expected to be purchased represent approximately 6.4% of the issued and outstanding shares of BBX Capital’s Class A Common Stock and 4.8% of the total number of issued and outstanding shares of BBX Capital’s Class A Common Stock and Class B Common Stock. Based on the preliminary number of shares expected to be purchased, BBX Capital will have 14,430,319 shares of Common Stock issued and outstanding following the purchase, consisting of 10,576,125 shares of its Class A Common Stock and 3,854,194 shares of its Class B Common Stock.

The number of shares of BBX Capital’s Class A Common Stock expected to be purchased in the tender offer, the aggregate purchase price for the shares, and the proration factor indicated above are preliminary and subject to final confirmation by the Depositary and the proper delivery of shares tendered. The final results of the tender offer, including the final proration factor, will be announced promptly following completion of the confirmation process. Payment for shares of BBX Capital’s Class A Common Stock accepted for purchase will be made in accordance with the terms of the tender offer promptly following final confirmation of the number of shares tendered and the final proration factor, and taking into account adjustments to avoid purchases of fractional shares. It is expected that the final results of the tender offer will be announced and payment for shares accepted in the tender offer will commence by Wednesday, December 27, 2023. Any shares tendered in the tender offer but not accepted for purchase will be promptly returned to tendering shareholders following completion of the confirmation process.

Shareholders who have questions or would like additional information about the tender offer may contact the Information Agent for the tender offer, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.bbxcapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Sharon Stennett

P: 954-940-5300

Email: investorrelations@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

P: 954-303-5551

Email: kip@kiphuntermarketing.com

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This press release contains forward-looking statements. All opinions, forecasts, projections, future plans, and other statements, other than statements of historical fact, are forward-looking statements. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and involve risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the tender offer described in this press release, including that the results of the tender offer announced in this press release are preliminary and are subject to adjustment and final confirmation. Reference is also made to the risks and uncertainties relating to the business, operations, affairs, results, and financial condition of the Company and its subsidiaries, and the ownership of the Company’s stock, detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (including the “Risk Factors” section thereof) and subsequent Quarterly Reports on Form 10-Q, each of which may be viewed on the

SEC’s website at www.sec.gov and on the Company’s website at www.bbxcapital.com. The Company cautions that the foregoing factors are not exclusive. Readers should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition, past performance may not be indicative of future results.